UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2014

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center, Suite 1500

Bethesda, MD 20814

(Address of Principal Executive Offices) (Zip Code)

(240) 744-1150

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2014, DiamondRock Hospitality Company (the “Company”) appointed Briony Quinn as its Chief Accounting Officer, effective immediately. Ms. Quinn will be the Company’s principal accounting officer reporting to the Company’s Chief Financial Officer, Sean Mahoney. Accordingly, Mr. Mahoney will no longer serve as the Company’s principal accounting officer.

Ms. Quinn, age 41, served as the Company’s Vice President and Corporate Controller since September 2008. Previously, Ms. Quinn served as the Company’s Vice President and Assistant Controller since joining the Company in June 2007. Prior to joining the Company, Ms. Quinn was the Vice President, Finance and Accounting at MeriStar Hospitality Corporation from 2004 to 2007. Ms. Quinn is a certified public accountant and received a Bachelor of Science degree from Providence College in 1995.

Ms. Quinn has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Ms. Quinn is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Quinn will continue working under her existing compensation arrangement. Ms. Quinn has not entered into any material plan, contract, arrangement or amendment in connection with her appointment as Chief Accounting Officer. Ms. Quinn will not receive any grant or award as a result of her appointment.

A copy of the Company’s press release announcing Ms. Quinn’s appointment as Chief Accounting Officer is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated February 24, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: February 24, 2014	By:	/s/ William J. Tennis
William J. Tennis
Executive Vice President, General Counsel and Corporate Secretary